EXHIBIT 10.74

                               MCG PARTNERS, INC.
                           7000 W. PALMETTO PARK ROAD
                            BOCA RATON, FLORIDA 33433

April 1, 2001


Mr. Howard Brummer
President
Travlang, Inc.
7000 W. Palmetto Park Road
Boca Raton, Florida 33433

Dear Mr. Brummer:

The purpose of this letter of agreement ("Agreement") is to outline the terms and conditions under which MCG Partners, Inc. ("MCG") will provide advisory and related services ("Services") to Travlang, Inc. (the "Company"), for the Engagement Period (as hereinafter defined). The terms pursuant to which MCG is to assist and advise the Company in connection with the Services are:


     1. Services: The Company hereby engages MCG to act as its exclusive advisor in matters relating to (i) mergers and acquisitions; (ii) corporate finance activities; (iii) disposition of Company assets;
          (iv) all other matters as may be agreed upon between the Company and MCG.

     2. Engagement Period: Eighteen (18) months. The period shall automatically renew for an additional Ninety (90) days if notice is not given Ninety (90) days prior to the end of the Engagement Period.

     3. Compensation: In consideration for MCG's services, MCG shall be entitled to receive, and the Company hereby agrees to pay MCG the following:

          a. A consulting fee of $7,500 per month for the Engagement Period and any extensions thereof; plus

          b. The Company shall reimburse MCG all reasonable expenses up to $1,000 per month. Any amount over this monthly limit shall be pre-approved by the Company prior to expenditure; plus

          c. MCG shall be entitled to, and the Company agrees to pay a merger and acquisition fee equivalent to five (5%) percent of the consideration involved in any transaction (including mergers, acquisitions, joint ventures and any other business combination for the Company) consummated by the Company, such fee to be paid at the closing of the transaction to which it relates. Such fee shall be payable in common stock of the Company, or at MCG's options in warrants to purchase common stock with an exercise price of $.01 per share and containing cashless exercise provisions. The Company agrees to register such shares for resale using Form S-8 if available or such other form as is appropriate. Such registration shall be filed within 30 days of the consummation of any transaction. This fee shall extend beyond the Engagement Period for a period of one (1) year in the event the Company consummates a transaction with an entity introduced by MCG during the Engagement Period.

     4. Designated Board Member: Upon acknowledgement of this letter the Company will notify MCG of all Board activities and permit MCG to designate an advisor to attend any and all board functions as an ex-officio member. In the event MCG undertakes any financing activity and is successful in the financing effort for the Company, MCG shall have the right to name one board member upon the completion of any financing.

     5. Indemnification: The Company shall indemnify MCG under its standard indemnification provisions attached hereto and made a part hereof.

     6.   Termination: This letter agreement may not be terminated within Ninety
          (90) days after signing. Thereafter, either party may terminate this Agreement upon Ninety (90) days prior written notice without liability or continuing obligation to the Company or to MCG (except for any compensation earned or to be received by MCG as provided for in
          Section 3 or in Section 4, and for reimbursement for expenses as provided for in Section 3c above). Neither termination nor completion of the Financing shall affect the provisions of Sections 3, 4 and 5, and this section 7.

     7. Governing Law: The validity and interpretation of the Agreement shall be governed by the law of the State of Florida applicable to agreements made to be fully performed therein. MCG and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by MCG and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

     8.   Miscellaneous:
          --------------

          (a) It is understood that the obligation of MCG is to use its best efforts in all its activities, including any financing activity and there is no obligation on the part of MCG to participate in any such financing.

          (b) The Company represents hereby that it is a sophisticated business enterprise that has retained MCG for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

          (c) MCG shall have the right to assign its rights and obligations to an affiliated entity.

If the foregoing is acceptable, please sign a copy of this letter in the space provided below and return the copy to the undersigned.

                                            Very truly yours,



                  MCG Partners, Inc.        By:   /s/ Neil Swartz
                                                      Neil Swartz, President


                  Confirmed and Agreed


                  Travlang, Inc.            By:   /s/ Howard Brummer
                                                      Howard Brummer
                                                      President

                           INDEMNIFICATION PROVISIONS


         Travlang, Inc. (the "Company") agrees to indemnify and hold harmless MCG, ("MCG") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MCG is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with MCG acting for the Company, including without limitation, any act or omission by MCG in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement dated April 1, 2001, between the Company and MCG to which these indemnification provisions are attached and form a part (the "Agreement"). The Company also agrees that MCG shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of MCG except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from MCG gross negligence or willful misconduct.

         The indemnification provisions shall be in addition to any liability which the Company may otherwise have to MCG or the persons indemnified below in this sentence and shall extend to the following: MCG, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MCG Partners in these indemnification provisions shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding or investigation is commenced, as to which MCG proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by MCG to notify the Company shall not relieve the Company from its obligations hereunder except to the extent that the Company is materially prejudiced thereby. If the Company so elects, or is requested by MCG, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably acceptable to MCG, and the payment of fees and disbursements of such counsel. In the event, however, that the Company fails to promptly assume the defense thereof with counsel reasonably acceptable to MCG Partners, or MCG determines in its reasonable judgment that it has one or more defenses different than or in addition to those of the Company, then MCG shall have the right to retain one counsel (in addition to any local counsel) of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against MCG made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of MCG, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a conditional term thereof, the giving by the claimant to MCG of an unconditional release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and MCG, on the other hand, shall contribute to the losses, claims damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements, to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and MCG, on the other hand, and also the relative fault of the Company. On the one hand, and MCG, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, MCG shall not be obligated to contribute any amount thereunder that exceeds the amount of fees previously received by MCG pursuant to this Agreement.

         Neither termination nor completion of the engagement of MCG referred to above shall these indemnification provisions which shall then remain operative, and in full force and effect.